Exhibit 99.3

SECOND AMENDMENT OF EMPLOYMENT AGREEMENT

This Second Amendment of Employment Agreement (“Second Amendment”) is made effective as of April 29, 2009 between QuadraMed Corporation, a Delaware corporation with offices at 12110 Sunset Hill Road, Suite 600, Reston, Virginia 20190 (“Company”), and James R. Klein, an individual currently residing at [ADDRESS] (“Employee”).

WITNESSETH THAT:

WHEREAS, Employee and the Company have heretofore entered into an Employment Agreement, dated as of August 1, 2005 (the “Employment Agreement”); and

WHEREAS, Employee and the Company have heretofore entered into an Amendment of Employment Agreement (the “First Amendment”), dated as of March 26, 2008; and

WHEREAS, Employee and the Company desire to revise the Employment Agreement to specify certain involuntary termination protections as approved by the Compensation Committee and the Board of Directors, and to modify related provisions;

NOW, THEREFORE, IN WITNESS THEREOF, Employee and the Company hereby agree that from and after the date of execution of this Second Amendment that the Employment Agreement shall be and is hereby amended as follows:

1.    Part Two, Section 10(A) of the Employment Agreement, pertaining to Employee’s severance benefits upon an Involuntary Termination of Employee’s employment other than a Termination for Cause or in connection with a Change in Control, is hereby amended by deleting the existing Section 10(A) in its entirety and inserting the following in lieu thereof:

10.	Severance Benefits.

A.	Involuntary Termination.

1.    Severance Benefit. If Employee is terminated by reason of an Involuntary Termination (other than a Termination for Cause), Employee will be entitled to the severance benefits described below in this Section 10.A., as follows:

(i)    the Company will make a severance payment to Employee in an aggregate amount equal to the sum of twelve (12) months of the Employee’s then-current annual rate of base salary in monthly installments over a twelve (12) month period following the date of Employee’s Involuntary Termination; provided, however, that in no event will the amounts described in this Section 10.A.i. be paid later than the last day of the second taxable year of the Company following the taxable year in which the Employee’s Involuntary Termination occurs, and provided, however, that, to the extent the amounts described in this Section 10.A.i. exceed the amount specified in Treasury Regulations Section 1.409A-1(b)(9)(iii)(A), such excess will be paid no later than the 15th day of the third calendar month following the end of the Company’s taxable year in which Employee’s Involuntary Termination occurs; and

(ii)    subject to the conditions set forth in this Section 10.A.ii., the Company will make a payment to Employee equal to the incentive compensation bonus payable to Employee under the Company’s Incentive Compensation Plan or any bonus plan that has replaced such plan (the “ICP”) in respect of the year during which such Involuntary Termination occurred; provided, however, that such bonus amount (if any) shall:

(a)    be pro-rated through the date of Employee’s Involuntary Termination (e.g., if the date of Involuntary Termination is June 30, the maximum amount payable under this Section would be 50% of the Employee’s incentive bonus otherwise payable under the ICP);

(b)    be calculated as if Employee achieved 100% performance of his individual goals (if any) under the ICP in the year of his Involuntary Termination;

(c)    be dependent and calculated based upon the Company’s achievement (if any) of its financial performance and/or other targets set forth for the ICP in the year of Employee’s Involuntary Termination;

(d)    be paid (if paid) in a lump sum at such time as the Company shall make payments to other eligible employees under the ICP as if Employee were still employed with the Company on the date of payment; provided, however, that in no event will the amounts in this Section 10.A.ii. be paid later than the 15th day of the third calendar month following the end of the Company’s taxable year in which Employee’s Involuntary Termination occurs.

Notwithstanding the foregoing and for the avoidance of doubt, no payment shall be made to Employee under this Section 10.A.ii. if the Company fails to meet the minimum financial performance and/or other targets under the ICP in the year during which Employee is Involuntarily Terminated.

2.    Welfare Benefits. If Employee is terminated by reason of an Involuntary Termination (other than a Termination for Cause), for a period of twelve (12) months, the Company shall provide Employee (and Employee’s dependents, as applicable) with the same health benefits to which Employee (and Employee’s dependents, as applicable) was entitled as an employee immediately before the Involuntary Termination. To the maximum extent permitted by applicable law, the benefits provided under this Section 10.A.2. shall be in discharge of any obligations of the Company or any rights of Employee under the benefit continuation provisions under Section 4980A of the Code and Part VI of Title I of ERISA (“COBRA”) or any other legislation of similar import. Notwithstanding the foregoing, nothing in this Section 10.A.2. shall be construed to guarantee Employee life insurance or disability insurance after the date of Involuntary Termination.

2.    Section references in the Employment Agreement shall be revised to reflect the amendments set forth in the preceding paragraphs of this Second Amendment. Defined terms not otherwise defined in this Second Amendment shall have the meaning set forth in the Employment Agreement or First Amendment, as applicable.

3.    Except as provided in the preceding paragraphs of this Second Amendment, the provisions of the Employment Agreement and First Amendment remain in full force and effect in accordance with their respective terms.

[Signatures follow.]

In Witness Whereof, and intending to be legally bound hereby, the parties hereto have caused this Second Amendment to be duly executed under seal as of May 12, 2009.

QUADRAMED CORPORATION

By:	/s/ James E. Peebles	/s/ James R. Klein
	James E. Peebles Interim Chief Executive Officer and President	James R. Klein